EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered this 15th day of November, 2000 (the "Effective Date"), between International Cosmetics Marketing Co., a Florida corporation, whose principal place of business is 6501 N.W. Park of Commerce Boulevard, Suite 205, Boca Raton, Florida 33487 (the "Company") and Menderes Akdag, an individual whose address is 7136 NE 8 Drive, Boca Raton, Florida 33487 (the "Executive").

                                    RECITALS

         WHEREAS, the Company is a Florida corporation and is principally engaged in the business of marketing, distributing and selling of a broad range of consumer products (the "Business").

         WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company.

         WHEREAS, the Company has established a valuable reputation and goodwill in its business, with expertise in all aspects of the Business.

         WHEREAS, the Executive, by virtue of the Executive's employment with the Company, will become familiar with and possessed with the manner, methods, trade secrets and other confidential information pertaining to the Company's business, including the Company's client base.

         NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive do hereby agree as follows:

         1. Recitals. The above recitals are true, correct, and are herein incorporated by reference.

         2. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

         3.       Authority and Power During Employment Period.

                  a. Duties and Responsibilities. During the term of this Agreement, the Executive will serve as Chief Executive Officer of the Company and shall have general executive operating supervision over the property, business and affairs of the Company, its subsidiaries and divisions, subject to the guidelines and direction of the Board of Directors of the Company. It is further the intention of the parties that at all times during the "Term," as hereinafter defined, of the Agreement, the Executive shall serve as a member of the Company's Board of Directors in accordance with the Bylaws of the Company.

                  b. Time Devoted. Throughout the term of the Agreement, the Executive shall devote substantially all of the Executive's business time and attention to the business and affairs of the Company consistent with the Executive's senior executive position with the Company, except for reasonable vacations and except for illness or incapacity, but nothing in the Agreement shall preclude the Executive from engaging in personal business, including as a member of the board of directors of related companies, charitable and community affairs, provided that such activities do not interfere with the regular performance of the Executive's duties and responsibilities under this Agreement.

         4. Term. The Term of employment hereunder will commence on the Effective Date as set forth above and end on the third anniversary of the Effective Date, and may be extended for additional one (1) year periods (each a "Renewal Term") by written notice given by the Company to the Executive at least 60 days before the expiration of the Term or the Renewal Term, as the case may be, unless this Agreement shall have been terminated pursuant to Section 6 of this Agreement.

         5.       Compensation and Benefits.

                  a. Salary. The Executive shall be paid a base salary, payable in accordance with the Company's policies from time to time for senior executives, at an annual rate of One Hundred Fifty Thousand Dollars ($150,000) during the period commencing on the Effective Date and ending on the first anniversary of the Effective Date, and thereafter during the Term of this Agreement at an annual rate of Two Hundred Thousand Dollars ($200,000).

                  b. Options. The Executive shall be granted by Capital Distribution, L.L.C. options to acquire up to 400,000 shares of the Company's common stock at an exercise price of $1.50 pursuant to the terms and conditions of that certain Option Agreement attached hereto as Exhibit A and incorporated herein by such reference.

                  c. Executive Benefits. The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executive and/or salaried employees including, but not limited to, bonus plans, stock option plans, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability, and other fringe benefits.

                  d. Vacation. During each fiscal year of the Company, the Executive shall be entitled to such amount of vacation as determined by the Board of Directors consistent with the Executive's position and length of service to the Company.

                  e. Business Expense Reimbursement. During the Term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Company) in performing services hereunder, provided the Executive properly accounts therefor.

         6.       Termination.

                  a. Death. This Agreement will terminate upon the death of the Executive; however, the Executive's Base Salary shall be paid to the Executive's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive, for a period of 3 months from and after the date of death at the annual rate in effect immediately prior to his death. Other death benefits will be determined in accordance with the terms of the Company's benefit programs and plans.

                  b.       Disability.

                           (1)        The Executive's employment will terminate
in the event of his disability, upon the first day of the month following the determination of disability as provided below. Following such a termination, the Executive shall be entitled to compensation in accordance with the Company's disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive his Base Salary, at the annual rate in effect immediately prior to the commencement of disability, for 3 months following the termination. Any amounts provided for in this Section 6b shall not be offset by other long-term disability benefits provided to the Executive by the Company or Social Security.

                           (2)      "Disability," for the purposes of this
Agreement, shall be deemed to have occurred if (A) the Executive is unable, by reason of a physical or mental condition, to perform his duties under this Agreement for an aggregate of 180 days in any 12-month period or (B) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction.

         Anything herein to the contrary notwithstanding, if, following a termination of employment due to disability, the Executive becomes re-employed, whether as an executive or a consultant, any compensation, annual incentive payments or other benefits earned by the Executive from such employment shall not be offset against any compensation continuation due to the Executive hereunder.

                  c.       Termination by the Company for Cause.

                           (1)      Nothing herein shall prevent the Company
from terminating Executive for "Cause," as hereinafter defined. The Executive shall continue to receive compensation only for the period ending with the date of such termination as provided in this Section 6c. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs;

                           (2)      "Cause" shall mean (A) committing or
participating in an injurious act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company; (C) engaging in a criminal enterprise involving moral turpitude; (D) conviction for a felony under the laws of the United States or any state thereof; (E) loss of any state or federal license required for the Executive to perform the Executive's material duties or responsibilities for the Company; (F) any assignment of this Agreement in violation of Section 15 of this Agreement; or (G) any breach of the terms and conditions of this Agreement;

                           (3)      Notwithstanding anything else contained in
this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in Section 6c(2) of this Agreement and specifying the particulars thereof and the Executive shall be given a fifteen (15) day period to cure such conduct set forth in Section 6c(2).

                  d.       Termination by the Company Other than for Cause.

                           (1)      The foregoing notwithstanding, the Company
may terminate the Executive's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6c above, the Company may terminate this Agreement upon giving 60 days' prior written notice. During such 60 day period, the Executive shall continue to perform the Executive's duties pursuant to this Agreement. Notwithstanding any such termination, the Company shall continue to pay to the Executive the Base Salary and Executive Benefits he would be entitled to receive under this Agreement for the balance of the Term of this Agreement; and at the end of the 60 day period, the Company shall pay to the Executive a lump sum equal to six (6) months of the Executive's annual Base Salary, as of the date of termination.

                           (2)      In the event that the Executive's employment
with the Company is terminated pursuant to this Section 6d, Section 6f or
Section 6g, Section 7a of this Agreement and all references thereto shall be inapplicable as to the Executive and the Company.

                  e. Voluntary Termination. Executive may terminate this Agreement (except as provided in Section 6f and/or Section 6g) prior to the expiration of the Term (or any renewals thereof) by providing 60 days prior written notice to the Company; however, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Cause as provided in Section 6c.

                  f. Constructive Termination of Employment. A termination by the Company without Cause under Section 6d shall be deemed to have occurred upon the occurrence of one or more of the following events without the express written consent of the Executive:

                           (1)      a significant change in the nature or scope
of the authorities, powers, functions, duties or responsibilities attached to Executive's position as described in Section 3, of failure of the Executive to be elected to the Board of Directors; or

                           (2)      a material breach of the Agreement by the
Company; or


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                           (3)      a material reduction of the Executive's
benefits under any employee benefit plan, program or arrangement (for Executive individually or as part of a group) of the Company as then in effect or as in effect on the Effective Date of the Agreement, which reduction shall not be effectuated for similarly situated employees of the Company; or

                           (4)      failure by a successor company to assume the
obligations under the Agreement.

                           (5)      a relocation of the Company's executive
offices outside of Broward County or Palm Beach County which would require the Executive to work on a regular basis outside of Broward County or Palm Beach County.

         Anything herein to the contrary notwithstanding, the Executive shall give written notice to the Board of Directors of the Company that the Executive believes an event has occurred which would result in a Constructive Termination of the Executive's employment under this Section 6f, which written notice shall specify the particular act or acts, on the basis of which the Executive intends to so terminate the Executive's employment, and the Company shall then be given the opportunity, within fifteen (15) days of its receipt of such notice, to cure said event; provided, however, there shall be no period permitted to cure a second occurrence of the same event and in no event will there be any period to cure following the occurrence of two events described in this Section 6f.

                  g.       Termination Following a Change of Control.

                           (1)      In the event that a Change in Control (as
hereinafter defined), of the Company shall occur at any time during the Term hereof, the Executive shall have the right to terminate the Executive's employment under this Agreement upon thirty (30) days written notice given at any time within one (1) year after the occurrence of such event, and such termination of the Executive's employment with the Company pursuant to this
Section 6g(1), then, in any such event, such termination shall be deemed to be a Termination by the Company Other than for Cause and the Executive shall be entitled to such Compensation and Benefits as set forth in Subsection 6d of this Agreement.

                           (2)      For purposes of this Agreement, a "Change in
Control" of the Company shall mean a change in control (A) as set forth in
Section 280G of the Internal Revenue Code or (B) of a nature that would be required to be reported in response to Item 1 of the current report on Form 8K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as:

                                    (A)     any "person", other than the
Executive, (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's outstanding securities then having the right to vote at elections of directors; or

                                    (B)     the individuals who at the
commencement date of the Agreement constitute the Board of Directors cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director was approved by a vote of at least two thirds of the directors then in office who were directors at the commencement of the Agreement; or

                                    (C)     there is a failure to elect three or
more (or such number of directors as would constitute a majority of the Board of Directors) candidates nominated by management of the Company to the Board of Directors; or

                                    (D)     the business of the Company for
which the Executive's services are principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of the Company) or otherwise.

         Anything herein to the contrary notwithstanding, this Section 6g(2) will not apply where the Executive gives the Executive's explicit written waiver stating that for the purposes of this Section 6g(2), a Change in Control shall not be deemed to have occurred. The Executive's participation in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.

         An "Attempted Change in Control" shall be deemed to have occurred if any substantial attempt, accompanied by significant work efforts and expenditures of money, is made to accomplish a Change in Control, as described in subparagraphs (A), (B), (C) or (D) above whether or not such attempt is made with the approval of a majority of the then current members of the Board of Directors.

                           (3)      If, within twelve (12) months of any Change
in Control of the Company or any Attempted Change in Control of the Company, the Company terminates the employment of the Executive under this Agreement, for any reason other than for Cause as defined in Section 6c, or the Executive's employment is constructively terminated as defined in Section 6g(4), then, in any such event, such termination shall be deemed to be a Termination by the Company Other than for Cause and the Executive shall be entitled to such Compensation and Benefits as set forth in Subsection 6d of this Agreement.

                           (4)      Anything in this Section 6g to the contrary
notwithstanding, in no event will any action or non-action by the Executive at any time prior to the first anniversary date of the applicable Change in Control or Attempted Change in Control (including any action or non-action prior to the effective date of this Agreement) be deemed consent to any of the events described in this Section 6g.

                           (5)      Anything herein to the contrary
notwithstanding, if the circumstances giving rise to an Attempted Change in Control are included in those circumstances giving rise to an actual Change in Control the twelve (12) month period under this Section 6 will be deemed to have recommenced on the date the actual Change in Control occurred.

         7.       Covenant Not to Compete and Non-Disclosure of Information.

                  a.       Covenant Not to Compete. Except as set forth in
Section 6d(2) of this Agreement, the Executive acknowledges and recognizes the highly competitive nature of the Company's business and the goodwill, continued patronage, and specifically the names and addresses of the Company's Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, the Executive agrees to the following:

                           (1)      That during the Restricted Period (as
hereinafter defined) and within the Restricted Area (as hereinafter defined), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

                           (2)      That during the Restricted Period and within
the Restricted Area, the Executive will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company's clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

                           (3)      That during the Restricted Period and within
the Restricted Area, the Executive will not in connection with any business which competes directly or indirectly with the Business Activities of the Company (the "Competitive Business") (A) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (B) employ or seek to employ, or cause or permit any business to employ or seek to employ for any Competitive Business any person who is then (or was at any time within six (6) months prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Company.

                  b. Non-Disclosure of Information. The Executive acknowledges that the Company's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Company's products, services, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Company and/or the Company's Clients, and (the "Proprietary Information") are valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance of the Executive hereunder. In light of the highly competitive nature of the industry in which the Company's business is conducted, the Executive agrees that all Proprietary Information, heretofore or in the future obtained by the Executive as a result of the Executive's association with the Company shall be considered confidential.

         In recognition of this fact, the Executive agrees that the Executive, during the Restricted Period, will not use or disclose any of such Proprietary Information for the Executive's own purposes or for the benefit of any person or other entity or organization (except the Company) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Company, the Executive is legally required to disclose such Proprietary Information. Documents (as hereinafter defined) prepared by the Executive or that come into the Executive's possession during the Executive's association with the Company are and remain the property of the Company, and when this Agreement terminates, such Documents shall be returned to the Company at the Company's principal place of business, as provided in the Notice provision (Section 11) of this Agreement.

                  c. Documents. "Documents" shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term "Documents" shall also mean identical copies of original documents or non-identical copies thereof.

                  d. Company's Clients. The "Company's Clients" shall be deemed to be any persons, partnerships, corporations, professional associations or other organizations for whom the Company has performed Business Activities.

                  e. Restrictive Period. The "Restrictive Period" shall be deemed to be two (2) years following termination of this Agreement, except if this Agreement is terminated pursuant to the provisions of Sections 6d or 6g, in which case the Restrictive Period shall be deemed to be six (6) months following such termination.

                  f. Restricted Area. The Restricted Area shall be deemed to mean within Broward County, Dade County, Monroe County and Palm Beach County, Florida and within any other county of any state in which the Company is providing service at the time of termination.

                  g. Business Activities. "Business Activities" shall be deemed to include any business activities concerning marketing, distributing and selling health and beauty consumer products, and any additional activities which the Company or any of its affiliates may engage in during the 12 months prior to the termination of Executive's employment.

                  h. Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7a and b are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive.

                  i. Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7a and b shall survive the termination of this Agreement and the Executive's employment with the Company.

                  j.       Remedies.

                           (1)      The Executive acknowledges and agrees that
the Company's remedy at law for a breach or threatened breach of any of the provisions of Section 7a or b herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Executive of any of the provisions of
Section 7a or b, the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Executive agrees not to oppose the Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

                           (2)      The Executive acknowledges that the granting
of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 7a or b and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

         8. Works for Hire. Executive acknowledges that, as between the Company and Executive, the Propriety Information and any and all rights and privileges provided under the trademark, copyright, trade secret and other laws of the United States, the individual states thereof, and jurisdictions foreign thereto, and the goodwill associated therewith, and specifically including any modifications thereto or Propriety Information created by the Executive while he is employed by the Company, are and at all times will be the property of the Company. To the extent that any of the Proprietary Information or rights and privileges described in the first sentence of this Section 8 and created by the Executive during the term of the Executive's employment with the Company (any renewal thereof) is determined not to be a work for hire, in consideration of the payment of Ten Dollars ($10.00) and other valuable and legally sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, Executive does hereby assign and transfer to Company any and all rights and privileges provided under the copyright, trademark and other laws of the United States, the individual states thereof and jurisdictions foreign thereto and all rights with respect to the work, together with any and all renewals thereof, the goodwill associated therewith, and the right to bring suit for past infringements thereof (hereinafter the "Rights"). The Executive does hereby also agree, without further consideration, to execute any additional documents and take such additional action as may be requested in order to vest in the Company good, valid and marketable title to the Rights.

         9. Indemnification. The Executive shall continue to be covered by the Articles of Incorporation and/or the Bylaws of the Company with respect to matters occurring on or prior to the date of termination of the Executive's employment with the Company, subject to all the provisions of Florida and Federal law and the Articles of Incorporation and Bylaws of the Company then in effect. Such reasonable expenses, including attorneys' fees, that may be covered by the Articles of Incorporation and/or Bylaws of the Company shall be paid by the Company on a current basis in accordance with such provision, the Company's Articles of Incorporation and Florida law. To the extent that any such payments by the Company pursuant to the Company's Articles of Incorporation and/or Bylaws may be subject to repayment by the Executive pursuant to the provisions of the Company's Articles of Incorporation or Bylaws, or pursuant to Florida or Federal law, such repayment shall be due and payable by the Executive to the Company within twelve (12) months after the termination of all proceedings, if any, which relate to such repayment and to the Company's affairs for the period prior to the date of termination of the Executive's employment with the Company and as to which Executive has been covered by such applicable provisions.

         10. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

         11. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

         12. Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

         13. Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

         14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

         15. Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company's affiliates controlled by or under common control with the Company.

         16. Governing Law. This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida. Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Executive is located.

         17. Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

         18. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

         19. Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

         20. Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

         21. Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

         22. Venue. Company and Executive acknowledge and agree that the U.S. District for the Southern District of Florida, or if such court lacks jurisdiction, the 17th Judicial Circuit (or its successor) in and for Broward County, Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

         23. Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

INTERNATIONAL COSMETICS MARKETING CO.


By: /s/ Sonny Spoden
    -------------------------------------------------
Sonny Spoden, Chief Financial Officer




------------------------------
Menderes Akdag

                                OPTION AGREEMENT

         THIS AGREEMENT is made and entered into this 15th day of November __, 2000, by and between Capitol Distribution, LLC a limited liability company organized under the laws of the State of Florida ("Capitol") and Menderes Akdag ("Akdag").

                                   WITNESSETH:

         WHEREAS, Capitol was granted options (the "Capitol Options") to purchase shares of common stock of International Cosmetics Marketing Co. ("ICM") exercisable at $.001 per share pursuant to the Option Agreement (including any amendments thereto) attached hereto as Exhibit A (the "Capitol Option Agreement"); and

         WHEREAS, as an incentive for Akdag to enter into an employment agreement with ICM (the "Employment Agreement"), Capitol desires to give Akdag options to purchase from Capitol certain of the shares issuable upon the exercise of the Capitol Options in accordance with the terms and conditions hereof.

         NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, Capitol and Akdag hereby agree as follows:

         1. Call Option. Subject to the terms and conditions of the Capitol Option Agreement and the Employment Agreement, Capitol or Beverly Sassoon or Elan Sassoon hereby grants to Akdag the right to acquire from Capitol (the "Call Options") an aggregate of 400,000 of the shares of ICM common stock issuable to Capitol upon the exercise of the Capitol Options (the "Call Option Shares") upon the terms and conditions hereinafter set forth. The Call Options shall vest and be exercisable as follows: Call Options to purchase (i) up to 100,000 of the Call Option Shares shall vest on the date hereof and be exercisable beginning on August 19, 2001; (ii) Call Options to purchase an additional 100,000 of the Call Option Shares shall vest and be exercisable on the first anniversary of the date hereof, (iii) Call Options to purchase an additional 100,000 of the Call Option Shares shall vest and be exercisable on the second anniversary of the date hereof, (iv) Call Options to purchase the remaining 100,000 of the Call Option Shares shall vest and be exercisable on the third anniversary of the date hereof. Vested Call Options shall be exercisable for a period of five (5) years beginning on the date such Call Options vest ("Vesting Period") subject to the terms and conditions of this Agreement, The Employment Agreement and the Option Agreement.

         2. Purchase Price. The purchase price for each Call Option Share shall be $1.50 (the "Purchase Price").

         3. Method of Exercise. Subject to the terms and conditions of this Agreement, the Call Options shall be exercisable upon the receipt by Capitol of written notice in accordance with the procedures described herein. Such notice shall state the election to exercise the Call Options and the number of Call Option Shares Akdag is exercising his right to purchase. Capitol shall deliver to Akdag within five business days of receiving such notice the number of Call Option Shares set forth in such notice and within 10 business days after receiving such Call Options Shares, Akdag shall deliver to Capitol the Purchase Price for such Call Option Shares.

         4. Termination of Employment. Upon the termination of the Employment Agreement pursuant to (a) Section 6c thereof, all vested and unvested Call Options shall immediately terminate and be cancelled without any further action of either of the parties hereto and Akdag shall have no further right to any Call Option or to purchase any Call Option Shares; (b) Sections 6a, 6b, 6d, 6e,

6f thereof (i) all Call Options vested prior to the date of any such termination shall continue to be exercisable (subject to the provisions of this Agreement) and (ii) all unvested Call Options shall immediately terminate and be cancelled without any further action of either or the parties hereto and Akdag shall not have any further right to exercise any of the Call Options or purchase any Call Option Shares; or (c) Section 6g thereof (i) all Call Options vested prior to the date of any such termination shall continue to be exercisable (subject to the provisions of this Agreement and the Option Agreement) and (ii) all unvested Call Options shall immediately vest and be exercisable (subject to the provisions of this Agreement) without any further action of either party hereto.

         5. Representations, Warranties and Covenants of Capitol. Capitol represents, warrants and covenants to Akdag as follows: (a) Capitol is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power to carry on its business as now conducted; (b) Capitol has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (c) this Agreement has been duly authorized, executed and delivered by Capitol and constitutes the valid and binding obligation of Capitol, enforceable against Capitol in accordance with its terms; and (d) Capitol agrees not to enter into any contract, agreement, arrangement or understanding, nor to take or omit to take any action, that would restrict or impair the performance of its obligations under this Agreement.

         6. Acknowledgments of Akdag. Akdag acknowledges the following: (a) that the Call Option Shares have not been registered under the Securities Act of 1933, as amended (the "Act") or any state securities law, and hereby agrees not to offer, sell or otherwise transfer, pledge or hypothecate such shares unless and until registered under the Act and any applicable state securities law or unless, such offer, sale, transfer, pledge or hypothecation is exempt from registration or is otherwise in compliance with the Act and such state laws; (b) upon issuance of the Call Option Shares, and until such time as the same is no longer required under the applicable requirements of the Act, the certificates evidencing the Call Option Shares shall bear any legend deemed appropriate by ICM or its counsel indicating the restrictions set forth in subsection (a) of this paragraph; (c) in the event of any stock dividend, stock split, combination of shares, subdivision or other recapitalization of the shares of common stock of ICM, then the number of Call Option Shares and the Purchase Price per Call Option Share set forth herein shall be proportionately adjusted to take into account each of any such events, so that upon the exercise of the Call Option, Akdag shall be entitled to purchase the number of Call Option Shares, upon exercise of the Call Option, as he would have been entitled to purchase after the happening of any such event had the Call Option been exercised immediately prior to the happening of any such event. For example, if ICM implemented a 2:1 reverse stock split of its common stock, the Call Option would entitle Akdag to purchase an aggregate of 200,000 Call Option Shares (subject to the terms and conditions of this Agreement) at a purchase price per Call Option Share of $3.00.

         7. Registration Rights. If at any time during the Vesting Period, the Company shall prepare and file one or more registration statements under the Act with respect to a public offering of equity securities of the Company, or of any such securities of the Company held by its security holders, other than a registration statement on Forms S-4 or similar or inappropriate form, the Company will include in any such registration statement such information as is required, and such number of Call Option Shares to permit a public offering of such Call Option Shares as required. Notwithstanding the Company's obligations in this paragraph, the Company shall not be required to file a registration statement registering the Call Option Shares if the Call Option Shares may be sold pursuant to Rule 144 under the Act.

         8. Miscellaneous. All notices, requests, demands, processes and other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission or if mailed by registered or certified mail, return receipt requested. This Agreement contains the complete and exclusive agreement between the parties hereto and supersedes any and all other agreements, oral or written. This Agreement may not be amended, modified or supplemented nor any term or condition hereof waived except in writing signed by the parties hereto. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Florida. The parties hereto agree to execute, from and after the date hereof, any and all documents deemed necessary by the other party hereto to effectively carry out the terms of this Agreement. The headings contained herein are for convenience and reference only and are not to be considered in construing this Agreement. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be executed in multiple counterparts, all of which taken together will constitute one and the same instrument. Neither this Agreement, nor the Call Option nor the Call Option Share shall be assignable or transferable by Akdag expect pursuant to will, by the laws of intestate succession or in accordance with the terms of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their respective names as of the date and year first above written.

Capitol Distribution, LLC


By:
   ---------------------------
Name: Elan Sassoon
   ---------------------------
Title: Managing Member
      ------------------------




------------------------------
Beverly Sassoon, individually



------------------------------
Elan Sassoon, individually





------------------------------
Menderes Akdag, individually

For purposes of paragraph 7 only:
International Cosmetics Marketing Co.


By:
   ---------------------------
Name: Sonny Spoden
   ---------------------------
Title: Chief Financial Officer
      ------------------------